PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
October 28, 2015		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS THIRD QUARTER 2015 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its third quarter 2015 results today. As previously announced, the Company's quarterly conference call to discuss the third quarter results is today at 11:00 a.m. Eastern Time and may be accessed at 1-888-339-0823 or by live webcast which includes a slide presentation, the link for which is provided under “Investor Center” on the Company's website (www.dynexcapital.com).
Third Quarter 2015 Highlights

•	Comprehensive loss of $(0.22) per common share comprised of net loss to common shareholders of $(0.74) per common share and other comprehensive income of $0.52 per common share

•	Core net operating income, a non-GAAP measure, of $0.24 per common share

•	Net interest spread of 2.02% and adjusted net interest spread, a non-GAAP measure, of 1.91%

•	Book value per common share of $8.19 at September 30, 2015, a decline of (4.0)% from $8.53 at June 30, 2015

•	Overall leverage of 6.4x at September 30, 2015 versus 6.2x at June 30, 2015

•	Repurchased 3.5 million shares of common stock at a weighted average repurchase price of $6.92 per share

•	Constant prepayment rate on Agency RMBS of 18.8% during the third quarter of 2015 versus 16.7% during the second quarter

Third Quarter 2015 Results
For the third quarter of 2015, the Company reported comprehensive loss to common shareholders of $(11.9) million, or $(0.22) per common share, net loss to common shareholders of$(39.3) million, or $(0.74) per common share, and a decline in book value of ($0.34) to $8.19 per common share at September 30, 2015. Comprehensive loss and net loss to common shareholders, and the decline in book value per common share during the third quarter of 2015 resulted principally from the loss on derivative instruments during the quarter of $(52.7) million, primarily as a result of the decline in interest rates during the quarter. Approximately $(47.5) million of the loss on derivative instruments represents the change in fair value during the third quarter and is otherwise unrealized. Partially offsetting the loss on derivatives were $26.6 million in unrealized gains on investments, which are recorded in other comprehensive income and are due primarily to lower interest rates during the quarter. Widening in credit spreads during the quarter, particularly in Agency CMBS and non-Agency CMBS IO, partially offset the unrealized gains from lower rates.

Core net operating income, a non-GAAP measure, was $12.5 million, or $0.24 per common share, for the third quarter of 2015. Core net operating income excludes changes in unrealized gain (loss) on MBS and changes in fair value of derivative instruments as well as certain other items. Sales of lower yielding RMBS late in the second quarter and reinvestments into higher yielding CMBS and CMBS IO resulted in a larger average balance of investments and higher net interest spread, favorably impacting core net operating income for the third quarter by approximately $1.0 million, or $0.02 per common share. Core net operating income per common share also benefited by approximately $0.01 over the prior quarter due to the decrease in weighted average common shares outstanding as a result of stock repurchases during the quarter. An increase of $1.7 million in prepayment penalty income from CMBS and CMBS IO, which contributed $0.03 per common share to core net operating income, was partially offset by an increase of $1.1 million, or ($0.02) per common share, in additional premium amortization resulting from differences in actual and projected prepayment speeds on Agency RMBS. Actual prepayment speeds on the Company's Agency RMBS as measured by constant prepayment rate ("CPR") were 18.8% during the third quarter of 2015 versus 16.7% during the second quarter of 2015 as the overall lower rate environment has continued to result in higher prepayment speeds on RMBS.
Net interest income and net interest spread were $20.2 million and 2.02%, respectively, for the third quarter of 2015 compared to $19.0 million and 1.97%, respectively, for the second quarter of 2015. Adjusted net interest income increased to $19.3 million from $18.0 million, and adjusted net interest spread increased 5 basis points during the quarter from 1.86% to 1.91%. Interest income and effective yields on MBS increased as a result of the recent changes to the investment mix discussed above. Interest expense and cost of financing increased modestly because of a larger average balance of borrowings outstanding at higher interest rates for the third quarter of 2015 compared to the second quarter. In addition, repurchase agreement borrowings that matured during the third quarter were rolled over into new borrowings with higher interest rates. Although short-term rates were generally flat during the third quarter of 2015, repurchase agreement borrowing rates were up slightly as the market was anticipating that the Federal Reserve would raise rates during the third quarter.
Net periodic interest costs on hedges were relatively flat for the third quarter compared to the second quarter of 2015.
Book Value
Book value per common share declined $(0.34) per common share from $8.53 at June 30, 2015 to $8.19 at September 30, 2015. As noted above, the fair value of our derivatives decreased more than the favorable changes in the fair value of our MBS by ($0.46) per common share, which was primarily driven by widening credit spreads during the quarter and the basis risk on our hedging instruments. Basis risk represents our exposure to the fact that the fair value of the hedging instruments we use may be based on interest rate curves different from the interest rate curves on which the related hedged assets price. The net impact of the changes in fair value of MBS and derivatives was partially offset by a net favorable impact on book value of $0.11 from common stock repurchases.
Investments
Throughout 2015, the Company has been shifting its investment mix toward CMBS, which generally provide more stable cash flows, while shifting away from RMBS, which carry higher prepayment risk in the current interest rate environment. During the third quarter of 2015, the Company purchased fewer investments than in either of the first two quarters of this year as more capital was allocated to common stock repurchases. Below is a summary of the activity in the Company's MBS portfolio during the third quarter of 2015:

($ in thousands)	RMBS	CMBS	CMBS IO	Total
Balance at June 30, 2015	$1,897,154	$1,178,838	$776,891	$3,852,883
Purchases	4,995	—	50,772	55,767
Principal payments	(120,600)	(27,408)	—	(148,008)
Sales	2,633	—	(12,448)	(9,815)
Net premium amortization	(6,881)	(1,274)	(31,504)	(39,659)
Change in net unrealized gain	4,214	19,286	3,061	26,561
Balance at September 30, 2015	$1,781,515	$1,169,442	$786,772	$3,737,729
    The following table presents information for the Company's MBS portfolio by category:

	Three Months Ended
	September 30, 2015		June 30, 2015
($ in thousands)	Average Balance	Effective Yield (1)	Average Balance	Effective Yield (1)
RMBS:
Agency	$1,782,348	1.68%	$1,978,302	1.75%
Non-Agency	73,234	3.63%	75,436	3.63%
	1,855,582	1.76%	2,053,738	1.82%
CMBS:
Agency	963,236	2.91%	705,410	3.07%
Non-Agency	200,827	5.53%	207,530	4.46%
	1,164,063	3.36%	912,940	3.38%
CMBS IO:
Agency	419,573	3.80%	418,476	3.83%
Non-Agency	350,383	3.91%	331,801	3.89%
	769,956	3.85%	750,277	3.86%

Total MBS Investments:	$3,789,601	2.68%	$3,716,955	2.62%
(1) Effective yield is weighted by the average balance of investments, which in turn is calculated using daily amortized cost basis.
Effective yield on MBS increased 6 basis points for the third quarter of 2015 compared to the prior quarter primarily because the average balance of CMBS investments for the third quarter of 2015 increased since the second quarter of 2015 while the average balance of RMBS investments declined for those comparative periods. In addition, CMBS investments are currently earning significantly higher effective yields compared to RMBS.

Portfolio Financing
The following table presents repurchase agreements by the type of security pledged as collateral as of the dates indicated:

	September 30, 2015		June 30, 2015
($ in thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Agency RMBS	$1,570,894	0.45%	$1,786,642	0.40%
Non-Agency RMBS	56,993	1.59%	57,775	1.61%
Agency CMBS	596,612	0.42%	740,454	0.36%
Non-Agency CMBS	162,501	1.08%	168,920	1.04%
Agency CMBS IO	353,012	1.01%	360,837	0.94%
Non-Agency CMBS IO	307,655	1.11%	280,125	1.06%
Securitization financing bonds	7,402	1.55%	8,211	1.54%
	$3,055,069	0.63%	$3,402,964	0.56%
The combined weighted average original term to maturity for the Company's repurchase agreements was 57 days as of September 30, 2015 and 88 days as of June 30, 2015. In addition, the Company had FHLB advances of $255.0 million as of September 30, 2015 at a rate of 0.20% with an original term of 30 days which were collateralized primarily by Agency CMBS.
Overall leverage increased in the third quarter to 6.4x total shareholders' equity at September 30, 2015 from 6.2x at June 30, 2015. Though total liabilities declined over 5% from June 30, 2015 to September 30, 2015, total shareholders' equity declined over 8% as a result of stock repurchases and total comprehensive loss to common shareholders of $(11.9) million.
Hedging Activities
The Company added $1.4 billion in pay-fixed interest rate swaps during the third quarter of 2015 at a weighted average pay-fixed rate of 1.35% that are forward-starting beginning in 2016. The Company's additions primarily replaced terminations of $7.7 billion in Eurodollar futures which had a weighted average pay-fixed rate of 2.33%. The Company also terminated $200.0 million of pay-fixed interest rate swaps which resulted in a realized net loss of $3.5 million during the third quarter of 2015.
The following table details the components of the loss on derivative instruments, net recognized in the consolidated statement of comprehensive loss for the third quarter of 2015:

($ in thousands)	Realized Gains (Losses)	Change in Fair Value of Derivative Instruments	Periodic Interest Costs (1)	Gain (Loss) on Derivative Instruments, Net
Receive-fixed interest rate swaps	$—	$5,638	$1,337	$6,975
Pay-fixed interest rate swaps	(2,496)	(43,112)	(3,089)	(48,697)
Eurodollar futures	(1,031)	(9,996)	—	(11,027)
Total	$(3,527)	$(47,470)	$(1,752)	$(52,749)

(1)	Amounts represent interest earned or incurred related to interest rate swaps effective during the quarter.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted return on average common equity, effective borrowing cost and rate, adjusted net interest income, and adjusted net interest spread. Management presents this information because net income (loss) includes fair value adjustments on the Company's derivatives but does not include corresponding fair value adjustments on investments. In addition, net interest income and net interest spread exclude the net periodic interest costs of the Company's derivative instruments. Management believes these non-GAAP measures coupled with the GAAP measures more clearly explains the Company's performance from period to period. Management uses these measures in its internal analysis of financial and operating performance and believes that it provides better transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers even though peer companies may present its non-GAAP measures on a different basis than the Company's. Because these non-GAAP financial measures exclude certain items used to compute GAAP net income to common shareholders and GAAP interest expense, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income. In addition, because not all companies use identical calculations, the Company's presentation of core net operating income, adjusted return on average common equity, effective borrowing cost and rate, adjusted net interest income, and adjusted net interest spread may not be comparable to other similarly-titled measures of other companies. Schedules reconciling these non-GAAP financial measures to GAAP are provided as a supplement to this release.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments, prepayment rates on our investment portfolio and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies including the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government regulatory and monetary policy, the impact of regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed with and furnished to the Securities and Exchange Commission.

#	#	#

DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	September 30, 2015	December 31, 2014
ASSETS	(unaudited)
Mortgage-backed securities	$3,737,729	$3,516,239
Mortgage loans held for investment, net	27,439	39,700
Investment in limited partnership	10,731	4,000
Investment in FHLB stock	11,475	—
Cash and cash equivalents	12,636	43,944
Restricted cash	78,179	42,263
Derivative assets	10,057	5,727
Principal receivable on investments	11,128	7,420
Accrued interest receivable	20,916	21,157
Other assets, net	7,911	7,861
Total assets	$3,928,201	$3,688,311

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,055,069	$3,013,110
FHLB advances	255,000	—
Non-recourse collateralized financing	8,581	10,786
Derivative liabilities	63,708	35,898
Accrued interest payable	1,538	1,947
Accrued dividends payable	14,002	15,622
Other liabilities	2,543	3,646
Total liabilities	3,400,441	3,081,009

Shareholders’ equity:
Preferred stock, par value $.01 per share, 8.5% Series A Cumulative Redeemable; 8,000,000 shares authorized; 2,300,000 shares issued and outstanding ($57,500 aggregate liquidation preference)	$55,407	$55,407
Preferred stock, par value $.01 per share, 7.625% Series B Cumulative Redeemable; 7,000,000 shares authorized; 2,250,000 shares issued and outstanding($56,250 aggregate liquidation preference)	54,251	54,251
Common stock, par value $.01 per share, 200,000,000 shares authorized; 50,568,790 and 54,739,111 shares issued and outstanding, respectively	506	547
Additional paid-in capital	734,689	763,935
Accumulated other comprehensive income	32,109	21,316
Accumulated deficit	(349,202)	(288,154)
Total shareholders' equity	527,760	607,302
Total liabilities and shareholders’ equity	$3,928,201	$3,688,311

Book value per common share	$8.19	$9.02

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest income:
Mortgage-backed securities	$25,765	$25,207	$73,688	$79,104
Mortgage loans held for investment, net	331	793	1,034	2,255
	26,096	26,000	74,722	81,359
Interest expense:
Repurchase agreements and FHLB advances	5,841	6,028	16,693	20,187
Non-recourse collateralized financing	18	30	79	76
	5,859	6,058	16,772	20,263

Net interest income	20,237	19,942	57,950	61,096
(Loss) gain on derivative instruments, net	(52,749)	4,842	(60,982)	(31,654)
Gain (loss) on sale of investments, net	113	9,057	(70)	5,273
Fair value adjustments, net	16	42	75	162
Equity in (loss) income of limited partnership	(2)	—	731	—
Other (expense) income, net	(213)	897	(301)	1,108
General and administrative expenses:
Compensation and benefits	(2,327)	(2,351)	(6,794)	(7,232)
Other general and administrative	(2,052)	(1,563)	(6,596)	(4,620)
Net (loss) income	(36,977)	30,866	(15,987)	24,133
Preferred stock dividends	(2,294)	(2,294)	(6,882)	(6,882)
Net (loss) income to common shareholders	$(39,271)	$28,572	$(22,869)	$17,251

Other comprehensive income:
Change in net unrealized gain on available-for-sale investments	$26,674	$(6,867)	$7,951	$50,212
Reclassification adjustment for (gain) loss on sale of investments, net	(113)	(9,057)	70	(5,273)
Reclassification adjustment for de-designated cash flow hedges	857	1,442	2,772	5,339
Total other comprehensive income (loss)	27,418	(14,482)	10,793	50,278
Comprehensive (loss) income to common shareholders	$(11,853)	$14,090	$(12,076)	$67,529

Weighted average common shares	$52,777	$54,731	$54,043	$54,690
Net (loss) income per common share-basic and diluted	$(0.74)	$0.52	$(0.42)	$0.32

DYNEX CAPITAL, INC.
KEY FINANCIAL MEASURES
(UNAUDITED)
 ($ in thousands except per share data)

		3Q2015		2Q2015		1Q2015		4Q2014		3Q2014
Net (loss) income per common share		$(0.74)		$0.52	$(0.21)			$0.03		$0.52
Core net operating income per common share (1)		$0.24		$0.21		$0.23		$0.23		$0.25
Comprehensive (loss) income per common share		$(0.22)	$(0.21)			$0.21		$0.11		$0.26
ROAE (annualized)		(35.5)%		23.3%		(9.5)%		1.1%		22.7%
Adjusted ROAE (annualized) (1)		11.3%		9.6%		9.9%		10.1%		11.0%
Dividends per common share		$0.24		$0.24		$0.24		$0.25		$0.25
Book value per common share, end of period		$8.19		$8.53		$8.96		$9.02		$9.14
Debt to shareholders' equity ratio, end of period	6.4	x	6.2	x	5.7	x	5.1	x	5.2	x
Average interest earning assets		$3,818,140		$3,748,536		$3,577,644		$3,529,711		$3,820,898
Average interest bearing liabilities		$3,405,850		$3,320,760		$3,111,783		$3,054,355		$3,364,225
Net interest income		$20,237		$18,985		$18,728		$18,634		$19,942
Adjusted net interest income (1)		$19,342		$18,049		$18,923		$19,019		$19,113
Effective yield by investment type (2):
RMBS		1.76%		1.82%		1.88%		1.87%		1.82%
CMBS		3.36%		3.38%		3.70%		4.09%		4.45%
CMBS IO		3.85%		3.86%		3.83%		3.94%		4.14%
Mortgage loans held for investment		4.37%		4.24%		4.13%		4.68%		5.16%
Effective yield-total portfolio		2.69%		2.63%		2.62%		2.64%		2.73%
Annualized cost of funds		0.67%		0.66%		0.69%		0.72%		0.70%
Net interest spread		2.02%		1.97%		1.93%		1.92%		2.03%
Effective borrowing rate (1)		0.78%		0.77%		0.66%		0.67%		0.80%
Adjusted net interest spread (1)		1.91%		1.86%		1.96%		1.97%		1.93%

(1)	Non-GAAP financial measures are reconciled in the supplement to this release.

(2)	Effective yield is weighted by the average balance of investments which is calculated using daily amortized cost basis.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands except per share data)

	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
GAAP net (loss) income to common shareholders	$(39,271)	$28,168	$(11,766)	$1,379	$28,572
Amortization of de-designated cash flow hedges (1)	857	857	1,057	1,449	1,442
Change in fair value of derivative instruments, net (2)	50,997	(18,883)	24,461	20,675	(7,113)
(Gain) loss on sale of investments, net	(113)	1,491	(1,308)	(10,950)	(9,057)
Fair value adjustments, net	(16)	(20)	(39)	(45)	(42)
Core net operating income to common shareholders	$12,454	$11,613	$12,405	$12,508	$13,802

Core net operating income per common share	$0.24	$0.21	$0.23	$0.23	$0.25
Average common equity during the period	$442,936	$483,546	$497,626	$501,553	$503,861
ROAE, calculated using annualized GAAP net (loss) income	(35.5)%	23.3%	(9.5)%	1.1%	22.7%
Adjusted ROAE, calculated using annualized core net operating income	11.3%	9.6%	9.9%	10.1%	11.0%
(1) Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.

(2)	Amount is net of any realized gains (losses) recognized during the period presented.

	Three Months Ended
	September 30, 2015		June 30, 2015		March 31, 2015
	Amount	Yield/Rate	Amount	Yield/Rate	Amount	Yield/Rate
GAAP interest income	$26,096	2.69%	$24,527	2.63%	$24,099	2.62%
GAAP interest expense/annualized cost of funds (1)	5,859	0.67%	5,542	0.66%	5,371	0.69%
Net interest income/spread	20,237	2.02%	18,985	1.97%	18,728	1.93%

GAAP interest expense/annualized cost of funds (1)	$5,859	0.67%	$5,542	0.66%	$5,371	0.69%
Amortization of de-designated cash flow hedges (2)	(857)	(0.10)%	(857)	(0.10)%	(1,057)	(0.14)%
Net periodic interest costs of derivative instruments	1,752	0.21%	1,793	0.21%	862	0.11%
Effective borrowing cost/rate	6,754	0.78%	6,478	0.77%	5,176	0.66%

Adjusted net interest income/spread	$19,342	1.91%	$18,049	1.86%	$18,923	1.96%

(1)	Rates shown are based on annualized interest expense amounts divided by average interest bearing liabilities.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES (CONTINUED)
(UNAUDITED)
 ($ in thousands except per share data)

	Three Months Ended
	December 31, 2014		September 30, 2014
	Amount	Yield/Rate	Amount	Yield/Rate
GAAP interest income	$24,286	2.64%	$26,000	2.73%
GAAP interest expense/annualized cost of funds (1)	5,652	0.72%	6,058	0.70%
Net interest income/spread	18,634	1.92%	19,942	2.03%

GAAP interest expense/annualized cost of funds (1)	$5,652	0.72%	$6,058	0.70%
Amortization of de-designated cash flow hedges (2)	(1,449)	(0.19)%	(1,442)	(0.17)%
Net periodic interest costs of derivative instruments	1,064	0.14%	2,271	0.27%
Effective borrowing cost/rate	5,267	0.67%	6,887	0.80%

Adjusted net interest income/spread	$19,019	1.97%	$19,113	1.93%

(1)	Rates shown are based on annualized interest expense amounts divided by average interest bearing liabilities.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.